Exhibit 99.1

Preliminary Settlement Term Sheet

December 9, 2011

The following is a summary of certain material terms to which some parties to the APS rate case, Docket No. E-01345A-11-0224, have preliminarily agreed as a general settlement framework.  This Term Sheet does not create a binding agreement of any kind.

A.            Rate Case Stay Out

APS will not file its next general rate case prior to May 31, 2015.  No new base rates resulting from that filing will be effective before July 1, 2016 — four years after the July 1, 2012 rate effective date proposed for this case.

B.            Rate Increase

APS will receive a $0.00 base rate increase, an amount that reflects: (1) a non-fuel rate increase of $116.3 million (including 15 months of Post Test Year Plant); (2) a fuel base rate decrease of $153.1 million; and (3) the transfer of revenue requirements from utility-owned renewable energy projects in service as of March 31, 2012, from the RES to base rates.

C.            Cost of Capital

Return on Equity:  10.0%

Embedded Cost of Debt: 6.38%

Return on Fair Value Increment: 1.0%

Capital Structure: 46.06% debt and 53.94% common equity.

D.            Bill Impact

When new rates become effective, customers will have on average a 0.0% bill impact or less.  This zero percent or slightly negative bill impact will be achieved by allowing the negative credit that exists in the Company’s Power Supply Adjustor (“PSA”) to continue until February 1, 2013, at which time it will reset pursuant to its existing Plan of Administration.  When the PSA is reset for General Service customers, the percentage bill impact spread among the various segments of that customer class should be equal.

E.              PSA 90/10 Sharing Provision

The 90/10 sharing provision in APS’s PSA mechanism should be eliminated, and the PSA should be modified to require APS to apply interest on the PSA balance annually, rather than monthly, at the following rates:  any over-collection existing at the end of the PSA year will accrue interest at a rate equal to the Company’s authorized ROE or APS’s then-existing short term borrowing rate, whichever is greater, and will be refunded to customers over the following 12 months; any under-collection existing at the end of the PSA year will accrue interest at a rate equal to the Company’s authorized ROE or APS’s then-existing short term borrowing rate, whichever is less, and will be recovered from customers over the following 12 months.  To incent prudent fuel procurement and use, APS should be subject to a periodic fuel audit, beginning in calendar year 2014.  Commission Staff shall select the consultant to perform these audits, which shall be funded by APS up to a certain amount.

F.              Renewable Energy Provisions

The utility-owned renewable energy projects that have been closed to plant in service by March 1, 2012, will be transferred to base rates and the associated revenue requirement will no longer be collected through the RES.  The RES adjustor should be reduced accordingly.

Beginning with APS’s 2013 RES Plan filing, the carrying costs for any renewable energy-related capital investments that APS makes above the renewable energy goals set forth in other Commission orders should not be recovered through the RES adjustor.

To provide the Commission with greater flexibility in setting the RES adjustor rate and related caps, the requirement established in Decision No. 67744 that any changes to RES charges and caps must be allocated between customer classes according to certain set proportions should be eliminated.

G.            Energy Efficiency/Lost Fixed Cost Recovery/Opt-Out Residential Rate/Large General Service Customer Exclusion

The parties support energy efficiency (“EE”) as a low cost energy resource and recognize that APS’s effective pursuit of EE and distributed generation (“DG”) will result in fixed cost revenue erosion for the Company. The parties also recognize the Commission’s interest in directing EE and DG policy.  The parties thus agree to adopt a Lost Fixed Cost Recovery (“LFCR”) mechanism, designed to recover only those lost fixed costs associated with the amount of EE savings and DG that is authorized by the Commission and determined to have occurred in a particular year.  The LFCR will not account for decreases in sales attributable to other things, such as weather.  Costs to be recovered through the LFCR include a portion of distribution and transmission costs, but will exclude what the Company already recovers through the Basic Service Charge and 50% of what is recovered through demand charges.

Residential customers will have a rate schedule choice to opt out of the LFCR (for example, a higher basic service charge or demand rate).  An example residential opt-out rate design option is attached as Exhibit A.  APS will develop a customer outreach program to inform/educate customers about both the LFCR and the optional opt-out rates.

Large general service customers will be excluded from the mechanism, with corresponding changes to their rate schedules.

The LFCR will be subject to periodic Commission review.

The LFCR was designed to be a flexible means to maximize the policy options available to the Commissioners and to customers, allowing the Company to pursue EE and DG programs at any level or pace directed by the Commission.  The parties agree that if the Commission declines to approve the LFCR mechanism or equivalent in this case, APS will be unable to provide EE and/or DG at levels contemplated by current requirements during the stay out period, and that relief should be granted from either the relevant requirements or the financial impacts of providing EE and DG during that time.

APS will continue to collect $10 million of DSM costs in base rates.

If the LFCR is adopted:

•                  Beginning with APS’s 2013 Demand Side Management (“DSM”) Implementation Plan, and excluding programs already authorized by the Commission, carrying costs for DSM-related capital investments should not be recovered through the DSMAC.

•      APS’s performance incentive should be modified (1) to eliminate the top two tiers of percentages to be applied to Net Benefits or Percent of Program Cost based on APS’s achievement relative to the EE Standard, and (2) to change the fourth tier to include any achievement greater than 105%. The first three tiers remain unchanged.

•      APS should use the inputs and methodology Staff uses when calculating the present value of benefits and costs for DSM measures in its Societal Cost test. Staff will regularly re-evaluate the inputs and methodologies, considering comments from APS and other stakeholders.

•                  APS will work with stakeholders and Staff to develop a new performance incentive structure that creates a clear connection between the performance incentive and achievement of cost-effective energy savings.

•                  APS’s DSM programs and associated energy savings will be independently reviewed every five years by an evaluator selected by Staff and paid for by APS up to a defined amount.

H.            Four Corners

The parties agree that this rate case docket should remain open for the sole purpose of allowing APS to file a request that its rates be adjusted to reflect the proposed Four Corners transaction, should it be approved by the ACC and thereafter close.  In any such request, APS may seek to reflect in rates the rate base and expense effects associated with the acquisition of Southern California Edison’s share of Units 4 and 5, the rate base and expense effects associated with the retirement of Units 1-3, and any cost deferral authorized in Docket No. E-01345A-10-0474.  APS may also seek authorization to include in the PSA the post-acquisition Operations and Maintenance expense associated with Four Corners Units 1-3 as a cost of producing off-system sales until closure of Units 1-3, provided that such costs do not exceed off-system sales margins in any year.  APS’s rates should be adjusted only if the Commission finds the Four Corners transaction prudent.

I.                 Environmental Improvement Surcharge

APS should implement a revised version of the existing Environmental Improvement Surcharge (“EIS”).  As amended, APS shall no longer receive customer dollars through the EIS to pay for government-mandated environmental controls.  However, when APS invests capital to fund any government-mandated environmental controls, the EIS will recover the associated capital carrying costs, subject to a cap equal to the charge currently in place for the EIS.  The existing EIS will be reset to zero on the rate effective date in this case.

J.              Property Tax Rate Change Deferral

To sustain the four-year stay out, the parties agree that APS should be allowed to defer for future recovery the following portions of Arizona property tax expense above or below the test year level caused by changes to the applicable Arizona composite property tax rate (not changes in assessed value of property):

When the property tax rate increases:

2012:  25% (prorated with an assumed July 1 rate effective date)

2013:  50%

2014 and all subsequent years: 75%

When the property tax rate decreases:  100% in all years.

Beginning with the effective date of the Commission decision resulting from APS’s next general rate case, any final property tax rate deferral that has a positive balance will be recovered from customers over 10 years and any deferral that has a negative balance will be refunded to customers over 3 years.

K.            Bill Format

APS will initiate stakeholder meetings to address issues related to the APS bill presentation with a goal of making the bill easier for customers to understand.  Within some set timeframe, APS shall file an application with the Commission for any authorization needed to modify its bill presentation.  That application shall explain how the APS bill presentation proposal reflects the input of stakeholders during the stakeholder meeting process.

L.             Low Income Customers

The billing method for low income customers will be simplified by transferring customers to their corresponding non-low income rate schedule and applying the PSA and DSMAC rate schedules to those bills, but then applying a discount to the total bill such that low income customers will have no bill impact in this case as a result of the billing method change.

The commitment that APS made in Decision No. 71448 to augment its bill assistance by funding $5 million to assist customers whose incomes exceed 150% of the Federal Poverty Income Guidelines but are less than or equal to 200% of the Federal Poverty Income Guidelines in the payment of those customers’ electric bills should be modified to allow APS to use any funds remaining of that $5 million contribution to assist customers whose incomes are less than or equal to 200% of the Federal Poverty Income Guidelines.

M.          Buy-Through Rate

The parties agree that APS’s proposed AG-1 experimental rate rider schedule, with certain changes agreed to by Staff and affected parties, should be approved by the Commission. The AG-1 rider will allow a general service customer with requisite metering and average monthly demands of 10 MW or more, either individually or in aggregate, to obtain an alternative source of generation to serve their full power requirements. The experimental program should be limited to a certain MW level during this initial period and continuation of the AG-1 rate rider should be evaluated no later than APS’s next rate case.

N.            Service Schedule 3 (Line Extensions)

Version 12 of Service Schedule 3, as approved in Decision No. 72684 (November 18, 2011), should become effective when rates from this case become effective.

Exhibit A

Settlement BSC for Residential Rates

kWh	Total	BSC	BSC		Total
per Month	$ Bill	Standard	Opt-Out	Delta	% Bill

Rate E-12 (Non-TOU)
0-400	49.70	8.55	9.15	0.60	1.21%
401-800	96.55	8.55	9.75	1.20	1.24%
801-2000	252.37	8.55	11.30	2.75	1.09%
2001+	652.67	8.55	15.05	6.50	1.00%

Rate ET-1 & ET-2 (Time of use)
0-400	58.06	16.68	17.28	0.60	1.03%
401-800	97.07	16.68	17.88	1.20	1.24%
801-2000	214.07	16.68	19.43	2.75	1.28%
2001+	506.49	16.68	23.18	6.50	1.28%

Rate ECT-1R & ECT-2 (Time of use with Demand Charge)
0-400	71.12	16.68	17.28	0.60	0.84%
401-800	100.60	16.68	17.88	1.20	1.19%
801-2000	177.81	16.68	19.43	2.75	1.55%
2001+	337.05	16.68	23.18	6.50	1.93%